Exhibit 5
                                   November 17, 1995



Computer Associates International, Inc.
One Computer Associates Plaza
Islandia, New York  11788-7000


Gentlemen:

     I have acted as your counsel in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended, in connection with up to 15,000,000 of your Common Stock, together with associated rights, issuable pursuant to stock options to be granted pursuant to an amendment to the Computer Associates International, Inc. 1991 Stock Incentive Plan (the "Plan"). As such counsel, I have examined your Restated Certificate of Incorporation, your By-Laws as amended to date, the Plan and such other corporate documents, minutes and records as I have deemed appropriate.

     Based upon the foregoing, it is my opinion that the 15,000,000 shares issuable pursuant to options to be granted under the Plan will be, upon issuance thereof in accordance with the Plan, duly authorized, validly issued, and fully paid and nonassessable.

     I hereby consent to the reference to me in the Registration
Statement under the caption "Legal Opinion" and to the filing of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   /s/Steven M. Woghin
                                   -----------------------
                                   Steven M. Woghin
                                   Senior Vice President and
                                    General Counsel